Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Novavax, Inc. Amended and Restated 2015 Stock Incentive Plan and the Novavax, Inc. Amended and Restated 2013 Employee Stock Purchase Plan, of our reports dated February 29, 2016, with respect to the consolidated financial statements of Novavax Inc., and the effectiveness of internal control over financial reporting of Novavax, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, MD

August 10, 2016